ETF SERIES SOLUTIONS

Fee Waiver Agreement September 16, 2023
THIS FEE WAIVER AGREEMENT (the “Agreement”) is entered into by and between ETF Series Solutions, a Delaware statutory trust (the “Trust”), on behalf of the ClearShares OCIO ETF (“OCIO”) and the ClearShares Piton Intermediate Fixed Income ETF (“PIFI”), each a series of the Trust, and ClearShares, LLC (the “Adviser”), the investment adviser to OCIO and PIFI.

WITNESSETH:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated September 12, 2019, as amended, with the Trust (the “Advisory Agreement”), pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to OCIO, the ClearShares Ultra-Short Maturity ETF (“OPER”), and PIFI, each a series of the Trust (each, a “Fund”); and

WHEREAS, pursuant to the Advisory Agreement, the Adviser is paid a management fee (the “Management Fee”) by each Fund based on its average daily net assets; and

WHEREAS, OCIO, in accordance with its investment objective and restrictions, as specified in its prospectus, may invest a portion of its assets in OPER; and

WHEREAS, PIFI, in accordance with its investment objective and restrictions, as specified in its prospectus, may invest a portion of its assets in OPER; and

WHEREAS, the Adviser seeks to avoid receiving duplicative Management Fees with respect to net assets of OCIO invested in OPER; and

WHEREAS, the Adviser seeks to avoid receiving duplicative Management Fees with respect to net assets of PIFI invested in OPER;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.OCIO FEE WAIVER. With respect to assets of OCIO invested in OPER, the Adviser agrees to each day waive OCIO’s management fee in an amount equal to the management fee of OPER (the “OCIO Waiver”). For the avoidance of doubt, if the management fees of OCIO and OPER are an annual rate of 0.55% and 0.20%, respectively, of the applicable Fund’s average net assets, the Adviser will be entitled to receive a management fee (net of waivers) with respect to the assets of OCIO invested in OPER of 0.35% from OCIO (reflecting the difference between OCIO’s and OPER’s management fees) and 0.20% from OPER (the normal management fee), for a total of 0.55%.

2.PIFI FEE WAIVER. With respect to assets of PIFI invested in OPER, the Adviser agrees to each day waive PIFI’s management fee in an amount equal to the management fee of OPER (the “PIFI Waiver”). For the avoidance of doubt, if the management fees of PIFI and OPER are an annual rate of 0.45% and 0.20%, respectively, of the applicable Fund’s average net assets, the Adviser will be entitled to receive a management fee (net of waivers) with respect to the assets of PIFI invested in OPER of 0.25% from PIFI (reflecting the difference between PIFI’s and OPER’s management fees) and 0.20% from OPER (the normal management fee), for a total of 0.45%.

3.TERM. Each of the OCIO Waiver and the PIFI Waiver shall remain in effect until at least September 30, 2024, unless sooner terminated as provided herein.

4.TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

5.ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

ETF SERIES SOLUTIONS	CLEARSHARES, LLC
on behalf of the ClearShares OCIO ETF and the ClearShares Piton Intermediate Fixed Income ETF

By: /s/Joshua J. Hinderliter	By: /s/Thomas Deegan
Joshua J. Hinderliter	Thomas Deegan
Secretary	Chief Executive Officer